Exhibit 99.1

Hertz Announces Commencement of Cash Tender Offer to Purchase All of Its Outstanding Series A Preferred Stock and Consent Solicitation

ESTERO, Fla., Nov. 23, 2021 /PRNewswire/ -- Hertz Global Holdings, Inc. (NASDAQ: HTZ) (“Hertz” or the “Company”) announced that it is commencing today a tender offer to purchase all of its outstanding Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Shares”), at a price per Series A Preferred Share of $1,250.00, less any applicable withholding taxes. The tender offer will expire at midnight (at the end of the day), Eastern Standard Time, on Tuesday, December 21, 2021, unless the offer is extended. Tenders of Series A Preferred Shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration time, in each case, in accordance with the procedures described in the tender offer materials. The Company intends to pay for the shares repurchased in the tender offer with available cash, including proceeds from an offering of senior notes completed by the Company on November 23, 2021.

Stockholders whose Series A Preferred Shares are purchased in the tender offer will be paid $1,250.00 in cash, less any applicable withholding taxes, for each share after the expiration of the tender offer. As of November 23, 2021, there were 1,500,000 Series A Preferred Shares outstanding.

Concurrently with the tender offer, the Company is also soliciting consents from holders of the Series A Preferred Shares to amend (the “Proposed Amendment”) the certificate of designation of the Series A Preferred Shares (as amended to date, the “Certificate of Designation”) from and after the effective date of the Proposed Amendment to eliminate Section 8(b)(viii) of the Certificate of Designation. Section 8(b)(viii) of the Certificate of Designation currently provides that, without the affirmative vote or consent of holders of a majority of the Series A Preferred Shares outstanding at such time, we cannot make certain Restricted Payments (as defined in the Certificate of Designation) and certain of our Unrestricted Subsidiaries (as defined in the Certificate of Designation) cannot make certain payments in respect of Junior Stock (as defined in the Certificate of Designation), including any purchase thereof or acquisition thereof for value.

Pursuant to the terms of the Certificate of Designation, the consent of holders of a majority of the outstanding Series A Preferred Shares is required to approve the Proposed Amendment. Therefore, one of the conditions to the adoption of the Proposed Amendment is the receipt of the consent of holders of at least a majority of the outstanding Series A Preferred Shares. Investment funds, accounts and other entities owned (in whole or in part), controlled, managed or advised by Apollo Capital Management, L.P. and its affiliates (collectively, “Apollo”), as holders of a majority of the outstanding Series A Preferred Shares, have agreed on the terms and subject to the conditions contained in an agreement between Hertz and Apollo to tender in the offer their shares referred to therein and to consent to the Proposed Amendment. Accordingly, whether or not you tender Series A Preferred Shares, we expect the Proposed Amendment will be approved and become effective promptly following the conclusion of the Offer.

Computershare Trust Company, N.A. is serving as the depositary for the tender offer. Once commenced, please direct all questions relating to the tender offer to the Company at (239) 301-7000, or via e-mail at investorrelations@hertz.com.

The tender offer will not be contingent upon the receipt of financing or any minimum number of Series A Preferred Shares being tendered. However, the tender offer and consent solicitation are subject to a number of other terms and conditions, which will be described in detail in the offer to purchase for the tender offer and consent solicitation. Specific instructions and a complete explanation of the terms and conditions of the tender offer will be contained in the offer to purchase, the related letter of transmittal and other related materials, which will be provided to stockholders of record promptly after commencement of the tender offer.

While the Hertz Board of Directors has authorized Hertz to make the tender offer and consent solicitation, neither Hertz, its Board of Directors nor the depository makes any recommendation as to whether to tender and consent to the Proposed Amendment or refrain from tendering Series A Preferred Shares. Hertz has not authorized any person to make any such recommendation. Stockholders must make their own decision as to whether to tender some or all of their Series A Preferred Shares and consent to the Proposed Amendment. In doing so, stockholders should consult their own financial and tax advisors and read carefully and evaluate the information in the tender offer and consent solicitation documents, when available.

ADDITIONAL INFORMATION REGARDING THE TENDER OFFER

This communication is for informational purposes only. This communication is not a recommendation to buy or sell Hertz Series A Preferred Shares or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell Hertz Series A Preferred Shares or any other securities. Hertz has filed a tender offer statement on Schedule TO, including an offer to purchase, letter of transmittal and related materials, with the United States Securities and Exchange Commission (the “SEC”). The tender offer and consent solicitation are only made pursuant to the offer to purchase, letter of transmittal and consent and related materials filed as a part of the Schedule TO. Stockholders should read carefully the offer to purchase, letter of transmittal and consent and related materials because they contain important information, including the various terms of, and conditions to, the tender offer and consent solicitation. Stockholders may obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that Hertz has filed with the SEC at the SEC’s website at www.sec.gov or from the Hertz website at www.hertz.com.com or from the depositary for the tender offer.

ABOUT HERTZ

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this release include “forward-looking statements” within the meaning of applicable securities laws and regulations. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on the Company’s current views with respect to future events and the timing of the tender offer. These forward-looking statements are subject to a number of risks and uncertainties including prevailing market conditions, as well as other factors. Forward-looking statements represent the Company’s estimates and assumptions only as of the date that they were made, and, except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: mediarelations@hertz.com; investorrelations@hertz.com